Exhibit 99.1
Gas Distribution Agreement Signed by Pacific Asia Petroleum, Inc.

FOR RELEASE: TUESDAY, JULY 7, 2009

Hartsdale, New York, July 7:  Pacific Asia Petroleum, Inc. (PFAP.OB), a U.S.  publicly traded company (the “Company”) announced today that its China affiliate, Inner Mongolia Sunrise Petroleum Co. Ltd. (“Sunrise”), has entered into a Letter of Intent with Handan Hua Ying Company Limited (“Handan”), relating to the acquisition of a 49% ownership interest in the Handan Chang Yuan Natural Gas Company, Ltd. (“HGC”) held by Handan.  HGC owns and operates gas distribution assets in and around Handan City in the Hebei Province of the People’s Republic of China. This Letter of Intent supplements the Letter of Intent entered into by the Company in November 6, 2008 covering the same gas distribution assets.

HGC was founded in May 2001, and is the only gas pipeline and distributer in Handan City, which is 400km south of Beijing, in Hebei Province.  Handan city has a population of 1.4 million.

HGC owns 57 km of a main gas pipeline, and more than 700 km of delivery gas pipelines which have a delivery capacity of 3 x 108 m3/day. Currently, HGC has over 300,000 customers.  HGC also owns a 7,400 m2 field distribution facility. HGC is now delivering gas from the Zhongyuan oil & gas field (supplied by Sinopec), and from a northern gas pipeline owned by PetroChina. Revenues for HGC have been increasing at an average rate of over 40%/year over the last 4 years.

Pursuant to the Letter of Intent, the Company will continue with its final legal and financial due diligence with a goal of entering into a final sale and purchase agreement before the end of the year, and will also enter into negotiations with the Handan Gas Company (which owns the balance of 51% of HGC) with the intent of creating a joint venture to operate and manage the HGC business.

Commenting on the Letter of Intent, Frank C. Ingriselli, President & CEO of Pacific Asia Petroleum, said: “This venture has the opportunity to deliver on Pacific Asia’s business plan which is to invest in high quality, early cash flow investments in the China energy sector. We have already concluded a considerable amount of due diligence on this asset pursuant to our earlier agreement and have now entered into negotiations on the formation of a joint venture to manage and operate this venture with the 51% owner and also with other international companies whose core business is the commercialization of these gas distribution ventures. As explained in the Company’s Investor Conference call last week, we plan to bring in international partners to cover our purchase cost and our share of capital commitments so that we can close this venture without the need for any financial assistance from the capital markets. The venture currently has attractive cash flow that has the potential to immediately contribute to the bottom line of our Company. This venture has the prospect to deliver on our desire to be an asset owner across the energy value chain. Our Zijinshan coal bed methane venture and our recently announced enhanced oil recovery and production venture complement this acquisition. We believe that China’s commitment to dramatically expand its environmentally clean gas production and distribution in its energy sector will provide the commercial framework for a partnership to deliver economic value for all the stakeholders. This project, if concluded, should bring immediate positive cash flow to our Company.”

About Pacific Asia Petroleum, Inc.
Pacific Asia Petroleum, Inc. is engaged in the business of oil and gas exploration, development, production and distribution in Asia and the Pacific Rim countries, with a specific focus on developing a broad range of energy opportunities, including clean and environmentally friendly natural gas ventures, in China.  The company’s executive offices are located in Hartsdale, New York, and the company also has offices located in Beijing, China and California.

Media Contact:
Pacific Asia Petroleum, Inc.
Bonnie Tang
bonnietang@papetroleum.com

250 East Hartsdale Ave.
Hartsdale, NY 10530
(914) 472-6070
www.papetroleum.com

Investor Relations Contact:
Liviakis Financial Communications, Inc
John Liviakis
(415) 389-4670
John@Liviakis.com
www.liviakis.com
655 Redwood Hwy, Suite 395
Mill Valley, CA 94941

Cautionary Statement Relevant to Forward-Looking Information.
Some of the items discussed in this press release are forward-looking statements about Pacific Asia’s activities in the People’s Republic of China. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. The statements are based upon management’s current expectations, estimates and projections; are not guarantees of future performance; and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict. Among the factors that could cause actual results to differ materially are changes in prices of, demand for and supply of crude oil and natural gas; actions of competitors; results of additional testing;

timely development of production opportunities and acquired technologies; the successful issuance and assignment of enhanced oil recovery-related patent rights by the government of the People’s Republic of China; the potential disruption or interruption of testing and development activities due to accidents, political events, civil unrest, or severe weather; government-mandated restrictions on scope of company operations; general economic and political conditions; the Company’s ability to successfully consummate the contemplated acquisitions on terms and conditions satisfactory to the Company, obtain required government approvals, and to successfully integrate the acquired entities and operations into the Company’s business; and other risks described in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Pacific Asia undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.